Exhibit 10.23

AGREEMENT

CRYO-CELL International, Inc. and John V. Hargiss agree by these presents as follows:

Mr. Hargiss is retained as President and Chief Executive Officer of the Company at an annual salary of $200,000. In addition:

1.  He will receive 50,000 options for the common stock of the Company at market value as of the date of this agreement. He will receive an additional 25,000 options for the common stock of the Company at market value on July 1, 2003. He will receive an additional 25,000 options for the common stock of the Company at the market value on July 1, 2004.

2.  He will receive a salary and equity participation review on January 2, 2003. Such review will consider salary and equity adjustments based upon over all performance of the Company and the planning and execution of programs, which increase shareholder value. Benchmarks for assessing and evaluating satisfactory progress will include:

a) Qualification of the Company for a national listing on NASDAQ

b) Suitable increases in stockholder’s equity.

c) Recruitment, placement, and integration of necessary staff to insure continuing fulfillment of the Company’s mission.

d) Maximizing company profits consistent with increases in shareholder’s value in the Company.

3.  The Company will implement a cash bonus program for Executives involving opportunities for bonus awards that are keyed to performance criteria and a percentage of base salaries.

4.  The Company and Mr. Hargiss will enter into an additional agreement which will provide:

5.  In the event of a Change in Corporate Control, the vesting of any stock options or other awards granted to the Executive under the terms of the Company’s Stock Option Plan shall become immediately vested in full and, in the case of stock options, exercisable in full.

For purposes of this Agreement, a “Change in Corporate Control” shall include any of the following events:

(1)  The acquisition in one or more transactions of more than thirty percent of the Company’s outstanding common stock by any corporation or other person or group (within the meaning of Section 14(d)(3) of the Securities and Exchange Act of 1934, as amended).

(2)  Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and in connection with such merger of consolidation, all or part of the outstanding shares of common stock shall be changed into or exchanged for other stock or securities of any other person, or cash, or any other property.

(3)  Any person, or group of persons, announces a tender offer for at lease thirty percent (30%) of the Company’s common stock.

6.  This agreement shall be for a period of one year from the date hereof and may be renewed for successive periods of one year or more upon mutual agreement of the parties.

Signed this 18th day of June 2002, by:

/s/ Mercedes Walton	/s/ John V. Hargiss
Mercedes Walton Chairman of the Board CRYO-CELL International, Inc. On behalf of the Board of Directors	John V. Hargiss Chief Executive Officer CRYO-CELL International, Inc.